Exhibit 99.1 KMG Chemicals, Inc. 9555 W. Sam Houston Parkway South Suite 600 Houston, TX 77099 USA

KMG Names Robert Harrer to Board of Directors

HOUSTON, Texas — (BUSINESS WIRE) — September 21, 2015 — KMG Chemicals, Inc. (NYSE: KMG), a global provider of specialty chemicals, today announced that its Board of Directors has elected Robert Harrer to the Board, effective September 21, 2015. Mr. Harrer will serve as a member of the Nominating and Governance committee and the Audit committee.

“We are pleased to welcome Robert Harrer to KMG’s Board of Directors. Robert has a distinguished background, having held senior finance and leadership positions at prominent global chemical and specialty product manufacturers. Robert brings to KMG significant international experience, extensive financial and IT systems knowledge, and expertise in mergers and acquisitions. Robert’s skills and insights will be particularly valuable as we execute our strategic growth initiatives,” said Chris Fraser, Chairman and CEO of KMG.

Mr. Harrer is currently Vice President, Chief Financial Officer of Innophos, a leading producer of performance-critical specialty grade phosphate products and nutritional specialty ingredients.

From 2010-2013, Mr. Harrer was Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Avantor Performance Materials, a global manufacturer of performance materials and chemicals for leading-edge electronics, biopharmaceutical, laboratory and research applications. Avantor is owned by New Mountain Capital LLC, a private equity firm, for which Mr. Harrer worked as a business consultant prior to the acquisition of Avantor.

From 2000-2009, Mr. Harrer worked for Rohm and Haas in various leadership positions, including Chief Financial Officer of the Electronic Materials business, Director of Finance of the European Region, and Corporate Controller and Director of Financial Planning at Rohm and Haas’ Philadelphia headquarter. Following The Dow Chemical Company’s acquisition of Rohm and Haas in 2009, Mr. Harrer served as division controller at Dow. Mr. Harrer earned his Master of Business Administration and Mathematics at Albert Einstein University in Ulm, Germany.

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to select markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. For more information, visit the Company's website at http://kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of

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www.kmgchemicals.com ● NYSE: KMG

internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contact

KMG Chemicals, Inc.

Eric Glover, 713-600-3865

Investor Relations Manager

Phone: 713-600-3800 ● Fax: 713-600-3850

www.kmgchemicals.com ● NYSE: KMG